Exhibit 99.1

NEWS RELEASE

Mike Zellner Vice President & CFO Tel: 1 408.988.1204 mike_zellner@pmc-sierra.com	Suzanne Craig Investor Relations Tel: 1 415.217.4962 suzanne_craig@pmc-sierra.com	Susan Shaw Sr Manager, Communications Tel: 1 408.988.8515 susan_shaw@pmc-sierra.com

PMC Appoints Michael Klayko and Richard Nottenburg
to Board of Directors

Jonathan J. Judge Named Chairman of the Board

SUNNYVALE, Calif., Aug 16, 2011 – PMC-Sierra, Inc., (Nasdaq:PMCS) or PMC, the semiconductor innovator transforming storage, optical and mobile networks, today announced that Mr. Michael Klayko and Dr. Richard Nottenburg have been appointed to the Company’s Board of Directors. The Company also named Mr. Jonathan J. Judge as chairman of the Board.

“I am pleased to welcome Michael and Richard to PMC’s Board, as the addition of their extensive experience in communication networks will be very valuable to the Company,” said Greg Lang, president and chief executive officer of PMC. “I would also like to welcome Jon as PMC’s chairman of the Board. He has served more than seven years on PMC’s Board of Directors, and I look forward to his contribution in this role as PMC continues to drive the transformation of storage, optical and mobile networks.”

Mr. Klayko is currently chief executive officer of Brocade Communications Systems, Inc., and a member of the Brocade board of directors. Previously, he was vice president of worldwide sales at Brocade and also served as the vice president of marketing and support and vice president of OEM sales. Mr. Klayko held management positions at Rhapsody Networks, McDATA, EMC, HP and IBM, and has more than 30 years of experience in the storage, computer and telecommunications industry. He has a B.S. in Electrical Engineering from the Ohio Institute of Technology.

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Dr. Nottenburg is currently a member of the board of directors of Comverse Technology, Inc., Verint Systems, Inc. and Aeroflex Holding Corporation. From June 2008 to October 2010, he served as president, chief executive officer, and a director of Sonus Networks, Inc. Previously, he was executive vice president and chief strategy officer for Motorola, Inc. Prior to joining Motorola, Dr. Nottenburg was vice president and general manager of Vitesse Semiconductor Corporation after its merger with Multilink Technology Corporation in 2003, where he served as president and chief executive officer. He has authored more than 50 publications and presentations and holds eight U.S. patents. Dr. Nottenburg holds a B.S. in Electrical Engineering from Polytechnic Institute of New York, an M.S. in Electrical Engineering from Colorado State University, and a Doctor of Science in Electrical Engineering from the Ecole Polytechnique Federale de Lausanne in Lausanne, Switzerland.

One of PMC’s now seven independent directors, Mr. Judge joined the Board in 2004 and serves as chair of the Compensation Committee and a member of the Audit Committee. Mr. Judge is the chief executive officer of First Data Corporation and a member of its board of directors. Previously, he served as president and chief executive officer of Paychex, Inc. and Crystal Decisions, Inc. Prior to that, he held senior management positions with IBM.

About PMC
PMC (Nasdaq:PMCS) is the semiconductor innovator transforming networks that connect, move and store digital content. Building on a track record of technology leadership, we are driving innovation across storage, optical and mobile networks. Our highly integrated solutions increase performance and enable next generation services to accelerate the network transformation. For more information visit www.pmc-sierra.com.
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